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                                                                   EXHIBIT 10.30


                               AQUA AMERICA, INC.
                                AND SUBSIDIARIES
                  2006 ANNUAL CASH INCENTIVE COMPENSATION PLAN


BACKGROUND

o In 1989, the Company and its compensation consultant conducted a feasibility study to determine whether the Company should implement an incentive compensation plan. The study was prompted by the positive experience of other investor-owned water companies with incentive compensation.

o The study included interviews with executives and an analysis of competitive compensation levels. Based on the results, the compensation consultant recommended that the Company's objectives and competitive practice supported the adoption of an annual incentive plan (the "Plan"). The Company has had a cash incentive compensation plan in place since 1990 and management and the Board of Directors believe it has had a positive effect on the Company's operations, aiding employees, shareholders (higher earnings) and customers (better service and controlling expenses).

o The Plan has two components - a Management Incentive Program and an Employee Recognition ("Chairman's Award") Program.

o The Plan is designed to provide an appropriate incentive to the officers, managers and certain other key employees of the Company. The 2006 Management Incentive Program will cover officers, managers and certain key employees of Aqua America, Inc., and its subsidiaries.

o All incentive awards under the Plan shall be paid by March 15 of the calendar year following the calendar year in which such awards are earned, or as soon as administratively practicable thereafter.


MANAGEMENT INCENTIVE PROGRAM

o        PERFORMANCE MEASURES

         -- Annual incentive bonus awards are calculated by multiplying an individual's Target Bonus by a Company Rating Factor based on the applicable company's performance and an Individual Rating Factor based on the individual employee's performance.


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                  The approach of having a plan tied to the applicable company's income performance is appropriate as the participants' assume some of the same risks and rewards as the shareholders who are investing in the company and making its capital construction and acquisition programs possible. Customers also benefit from the participants' ?individual objectives being met, as improvements in performance are accomplished by controlling costs, improving efficiencies and enhancing customer service. For these reasons, future rate relief should be lessened and less frequent, which directly benefits all customers.

         -- The applicable company's actual after-tax net income from continuing operations or earnings before interest, taxes and depreciation ("EBITD") relative to its annual budget will be the primary measure for the company's performance. The measurement to be used as the Company Factor (financial factor, thresholds and weighting by applicable business unit) for each participant will be established by the Chairman of the Company and, for the senior executives of the Company, approved individually by the Executive Compensation and Employee Benefits Committee. Each year a "Target Net Income or EBITD" level will be established. Starting in 2000, portions of the Company Rating Factor may be tied to the financial targets of more than one company for some participants. For purposes of the Plan, the Target Net Income or EBITD may differ from the budgeted net income or EBITD level. For 2006, the Target Net Income or EBITD will exclude the impact of any unbudgeted extraordinary gains or losses as a result of changes in accounting principles.

         -- Based on a review of historic performance, the minimum or threshold level of performance is set at 90 percent of the Target Net Income or EBITD. That is, no bonus awards will be made if actual net income is less than 90 percent of the Target or EBITD for the year. No additional bonus will be earned for results exceeding 110 percent of the Target Net Income or EBITD.

         -- Each individual's performance and achievement of his or her objectives will also be evaluated and factored into the bonus calculation (the "Individual Factor"). Performance objectives for each participant are established at the beginning of the year and are primarily directed toward controlling costs, improving efficiencies and productivity, enhancing customer service and growing the company's customer base. Each objective has specific performance measures that are used to determine the level of achievement for each objective. A participant's target Individual Factor should be no more than 90 points, with the possibility of additional points being awarded for measurable performance above the participant's targeted performance level. Participants must achieve at least 70 points for their Individual Factor to be eligible for a bonus award under the Plan.

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o        PARTICIPATION

         -- Eligible participants consist of officers, managers and certain key employees.

         -- Participation in the Management Incentive Program will be determined each year. Each participant will be assigned a "Target Bonus Percentage" ranging from 5 to 70 percent depending on duties and responsibilities. The Executive Compensation and Employee Benefits Committee will approve the Target Bonus Percentage for the CEO and the senior executives designated by the Committee each year.

         -- For each company, the Target Bonus Percentage for each participant within that company will be applied to their base salary.

         -- Actual bonuses may range from 0, if the company's financial results falls below the minimum threshold or the participant does not make sufficient progress toward achieving his or her objectives (i.e. performance measure points totaling less than 70 points), to 187.5 percent if performance -- both Company and individual -- is rated at the maximum.

         -- New employees who are hired into a position that is eligible to participate in the Management Incentive Plan, will normally be eligible to receive a portion of the bonus calculated in accordance with this Plan that is pro-rated based on the number of full calendar months between the new employee's hire date and the end of the calendar year.

         -- Employees who would otherwise be eligible to participate in this Management Incentive Plan, but who leave employment with the company, either voluntarily, involuntarily or as a result of retirement, prior to the end of the Company's fiscal year will not receive a bonus for the year in which their employment terminates. If an employee who would otherwise be eligible to participate in this Management Incentive Plan dies, the company will pay the deceased employee's estate a portion of the bonus the deceased employee would otherwise have been entitled to assuming a 100% Individual Rating Factor, but pro-rated for the number of full calendar months the employee completed before his or her death.

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o        COMPANY PERFORMANCE

         -- Company performance will be measured on the following schedule:

                                                 Percent of             Company
                                                   Target                Rating
                                                   ------                ------

                  Threshold..............            <90%                  0%
                                                      90                   50
                                                      92                   65
                                                      95                   80
                                                      96                   85
                                                      97                   90
                                                      98                   94
                                                      99                   97
                  Plan...................            100                  100
                                                     105                  110
                                                    >110                  125

         -- The actual Company Factor should be calculated by interpolation between the points shown in the table above.

         -- Regardless of the Company rating resulting from this Schedule, the Executive Compensation and Employee Benefits Committee retains the authority to determine the final Company Rating for purposes of this Plan.

o        INDIVIDUAL PERFORMANCE

         -- Individual performance will be measured on the following scale:

                  Performance Measure                    Individual
                       Points                           Rating Factor
                       ------                           -------------

                       0 - 69                                 0%
                         70                                  70%
                         80                                  80%
                         90                                  90%
                        100                                 100%
                        110                                 110%

         -- In addition, up to 40 additional points and additional percentage points may be awarded to a participant at the discretion of the Chief Executive Officer for exemplary performance. Individual performance points for the Chief Executive Officer are determined by the Executive Compensation and Employee Benefits Committee.


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SAMPLE CALCULATIONS

o        Example 1

                  Salary or                          $70,000
                  Target Bonus                        10 percent ($7,000)
                  Company Rating                     100 percent
                  Individual Rating                   90 percent

                  Calculation:

                        Individual      Company           Individual
         Target Bonus  x  Rating   x    Rating      =    Bonus Earned
         ------------     ------        ------           ------------
           $7,000      x   100%    x      90%       =      $6,300

o        Example 2

         -- Using the same salary and target bonus, but assuming Company performance was less than 90 percent of Target EBITD, there would be no bonus earned.

                  Calculation:

          $7,000   x   0   x   90%   =   0

o        Example 3

         -- Similarly, if the Individual Factor is rated below 70 points, no bonus would be earned regardless of the Company Factor.

                  Calculation:

          $7,000   x   100%  x   0   =   0





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o        Example 4

         -- If the Company Rating Factor is allocated between two companies, the bonus will be calculated separately based on the allocation.

                  Calculation:

                     Company             Company            Individual
Target Bonus   x     Rating     x      Allocation     x       Rating      = Bonus Earned
------------         ------            ----------             ------        ------------
    $7,000     x      100%      x          20%        x        90%        = $1,260

    $7,000     x      110%      x          80%        x        90%        = $5,544
                                                                            ------

    Total Bonus                                                           = $6,804

o        Example 5

         -- It is also possible that one portion of the applicable Company Rating Factor is zero, for which there would be no bonus, regardless of the participant's Individual Rating Factor.

                  Calculation:

                     Company             Company            Individual
Target Bonus   x     Rating     x      Allocation     x       Rating      = Bonus Earned
------------         ------            ----------             ------        ------------
    $7,000     x        0%      x          20%        x         90%       =     $0

    $7,000     x      110%      x          80%        x         90%       = $5,544
                                                                            ------

    Total Bonus                                                           = $5,544


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EMPLOYEE RECOGNITION ("CHAIRMAN'S AWARD") PROGRAM

1. In addition to the Management Incentive Program, the Company maintains an Employee Recognition Program known as the Chairman's Award program to reward non-union employees not eligible for the management bonus plan for superior performance that contains costs, improves efficiency and productivity of the workforce and better serves our customers. Awards may also be made for a special action or heroic deed, or for a project that positively impacts the performance or image of the Company.

2. Awards will be made from an annual pool designated by the Chairman of Aqua America with the approval of the Executive Compensation and Employee Benefits Committee. Unused funds will not be carried over to the next year. If financial performance warrants, management may request special awards under the program.

3. In general, Chairman's Awards will not be made to employees of a company that does not achieve at least 90% of its net income objective for the year.

4. Awards may be made throughout the year, however, no more than one-third of a company's Chairman's Award pool may be awarded until the company's final net income for the year is determined.

5. Nominations for employees to receive Chairman's Awards will be made to the applicable officer and should include documentation on the reasons for the recommendations. The applicable officer will review the nominations and forward their recommendations to the Chairman of Aqua America.

6. The Chairman will determine the individuals to actually receive a bonus and the amount. The maximum award to any one employee is $5,000.